Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Second Quarter 2018 Results

Strong Operational and Safety Performance
Recent Contracting Success Across Water Depths and Geographies
Atwood Integration Substantially Complete and Targeted Synergies Achieved
Increased Tenders and Inquiries Expected to Provide Pipeline of Future Work

London, England, 25 July 2018 … Ensco plc (NYSE: ESV) today reported a loss of $0.35 per share for second quarter 2018 compared to a loss of $0.15 per share a year ago. Results from discontinued operations were a loss of $0.02 per share in second quarter 2018 and zero cents per share in second quarter 2017. The loss from continuing operations was $0.33 per share in second quarter 2018 compared to $0.15 per share a year ago.

Several items in continuing operations influenced these comparisons:

•	$8 million or $0.02 per share loss from a bargain purchase gain adjustment related to the Atwood acquisition included in second quarter 2018 other expense

•
$6 million or $0.02 per share of integration-related transaction costs in second quarter 2018, of which $5 million is included in contract drilling expense and $1 million in general and administrative expense

•	$2 million or $0.01 per share of discrete tax benefit in second quarter 2018 tax provision compared to $6 million or $0.02 per share of other discrete tax expense in second quarter 2017 tax provision

•	$10 million or $0.02 per share loss related to the settlement of a legal contingency included in second quarter 2017 contract drilling expense

•	$4 million or $0.01 per share of Atwood acquisition transaction costs included in second quarter 2017 general and administrative expenses

Adjusted for the items noted above, the loss from continuing operations was $0.30 per share in second quarter 2018 compared to a loss of $0.10 per share a year ago.

Chief Executive Officer and President Carl Trowell said, “We continue to deliver strong operational and safety performance to our customers with year-to-date operational utilization of 99% and a total recordable incident rate that is significantly better than the industry average. Our track record of providing safe and efficient operations, coupled with our high-quality fleet of floaters and jackups, continues to be a differentiating factor when bidding for new work as evidenced by our recent contracting success across water depths and geographies."

Mr. Trowell added, "We have now substantially completed integration activities for the Atwood acquisition and finalized synergies totaling $85 million on an annual run rate basis beginning in 2019. The Atwood acquisition added several modern, high-specification assets to our rig fleet and helps to better position Ensco to meet higher levels of customer demand for the most technically-capable rigs in both shallow- and deep-water.”

Mr. Trowell concluded, “While we continue to expect a protracted recovery and competitive near-term market conditions for the offshore drilling sector, sustained higher commodity prices are helping customers generate excess cash that can be deployed toward investments in future production. Along with lower offshore project costs, this has led to an increasing number of tenders and inquiries from customers that we expect will provide a pipeline of future work in the years to come.”

Second Quarter Results

Revenues were $459 million in second quarter 2018 compared to $458 million a year ago. The addition of $55 million of revenue from Atwood rigs, ENSCO DS-10 joining the active fleet and an increase in reported utilization to 61% from 56% were largely offset by a decline in the average day rate to $135,000 from $156,000 in second quarter 2017.

Contract drilling expense increased to $344 million in second quarter 2018 from $291 million a year ago primarily due to $47 million of costs associated with 11 Atwood rigs, the addition of ENSCO DS-10 and $5 million of integration-related transaction costs.

Depreciation expense increased to $121 million in second quarter 2018 from $108 million a year ago due to the addition of the Atwood rigs and ENSCO DS-10 to the active fleet, partially offset by lower depreciation expense for assets that incurred impairment charges in fourth quarter 2017. General and administrative expense declined to $26 million from $31 million a year ago mostly due to transaction costs in second quarter 2017 related to the Atwood acquisition.

Other expense increased to $85 million in second quarter 2018 from $53 million a year ago mostly due to higher interest expense, lower interest income and foreign currency losses. As noted above, the year-to-year comparison was also influenced by an $8 million loss arising from a bargain purchase gain adjustment during second quarter 2018. Interest expense in second quarter 2018 was $76 million, net of $11 million of interest that was capitalized, compared to interest expense of $60 million in second quarter 2017, net of $14 million of interest that was capitalized. The increase in interest expense was due to the issuance of new senior notes during first quarter 2018 and higher revolving credit facility commitment fees, partially offset by interest savings from debt repurchases.

Tax expense increased to $25 million in second quarter 2018 from $19 million a year ago primarily due to the adverse impact of U.S. tax reform and an increase in earnings generated in higher tax rate jurisdictions.

Segment Highlights

Floaters
Floater revenues were $285 million in second quarter 2018 compared to $264 million a year ago. Reported utilization increased to 53% from 43% a year ago and was partially offset by a decline in average day rates to $238,000 from $339,000 in the prior-year period. Second quarter 2018 revenues included $50 million from acquired Atwood rigs and also benefitted from a full quarter of operations for ENSCO DS-10 following the commencement of its maiden contract during first quarter 2018. Adjusted for uncontracted rigs and planned downtime, operational utilization was 98% compared with 99% a year ago.

Contract drilling expense increased to $204 million in second quarter 2018 compared to $146 million a year ago. The year-on-year increase was due to the addition of $42 million of costs from six legacy Atwood floaters, ENSCO DS-10 joining the active fleet and integration-related transaction costs.

Jackups
Jackup revenues were $159 million in second quarter 2018 compared to $179 million a year ago primarily due to the sale of ENSCO 52, which operated during the year-ago period, and revenue related to a contract termination in second quarter 2017. A decline in average day rates to $78,000 from $89,000 a year ago was partially offset by an increase in reported utilization to 66% from 64% in second quarter 2017. Second quarter 2018 jackup revenues included $5 million from acquired Atwood rigs. Adjusted for uncontracted rigs and planned downtime, operational utilization increased to 99% from 98% a year ago.

Contract drilling expense declined to $127 million in second quarter 2018 from $132 million a year ago primarily due to higher maintenance costs associated with shipyard projects in the year-ago period, lower stacking costs for idle rigs and the rig sale noted above. These items were partly offset by $5 million of costs associated with the addition of five Atwood jackups.

Other
Other is composed of managed drilling rigs. Revenues of $15 million were consistent with the prior-year period. Contract drilling expense increased to $14 million in second quarter 2018 from $13 million a year ago.

	Second Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2018	2017	Chg	2018	2017	Chg	2018	2017	Chg	2018	2017	2018	2017	Chg

Revenues	284.9	264.0	8%	158.7	178.9	(11)%	14.9	14.6	2%	—	—	458.5	457.5	—%
Operating expenses
Contract drilling	203.7	145.6	40%	126.8	132.3	(4)%	13.8	13.4	3%	—	—	344.3	291.3	18%
Depreciation	80.8	72.0	12%	36.5	31.6	16%	—	—	—	3.4	4.3	120.7	107.9	12%
General and admin.	—	—	—	—	—	—	—	—	—	26.1	30.5	26.1	30.5	(14)%
Operating income (loss)	0.4	46.4	nm	(4.6)	15.0	nm	1.1	1.2	(8)%	(29.5)	(34.8)	(32.6)	27.8	nm

Financial Position — 30 June 2018

•	$2.3 billion of contracted revenue backlog excluding bonus opportunities

•	$2.7 billion of liquidity

•	$0.7 billion of cash and short-term investments
•$2.0 billion available revolving credit facility

•	No debt maturities until third quarter 2020 and only $236 million of debt maturing before 2024

•	$5.0 billion of long-term debt

•	$8.4 billion of Ensco shareholders' equity

•	34% net debt-to-capital ratio (net of $0.7 billion of cash and short-term investments)

Ensco will conduct a conference call to discuss second quarter 2018 results at 9:00 a.m. CDT (10:00 a.m. EDT and 3:00 p.m. London) on Thursday, 26 July 2018. The call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10120576.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 26 August 2018 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10120576).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 30 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research – the eighth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rates, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the anticipated benefits, opportunities, synergies and effects of the Atwood acquisition are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Atwood and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Nick Georgas
Senior Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017	2018	2017

OPERATING REVENUES	$458.5	$457.5	$875.5	$928.6

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	344.3	291.3	669.5	569.4
Depreciation	120.7	107.9	235.9	217.1
General and administrative	26.1	30.5	54.0	56.5
	491.1	429.7	959.4	843.0

OPERATING INCOME (LOSS)	(32.6)	27.8	(83.9)	85.6

OTHER INCOME (EXPENSE)
Interest income	3.9	7.6	6.9	14.8
Interest expense, net	(75.7)	(60.3)	(141.3)	(118.9)
Other, net	(13.0)	(.5)	(21.1)	(6.8)
	(84.8)	(53.2)	(155.5)	(110.9)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(117.4)	(25.4)	(239.4)	(25.3)

PROVISION FOR INCOME TAXES	24.7	19.3	43.1	43.4

LOSS FROM CONTINUING OPERATIONS	(142.1)	(44.7)	(282.5)	(68.7)

DISCONTINUED OPERATIONS, NET	(8.0)	.4	(8.1)	(.2)

NET LOSS	(150.1)	(44.3)	(290.6)	(68.9)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(.9)	(1.2)	(.5)	(2.3)

NET LOSS ATTRIBUTABLE TO ENSCO	$(151.0)	$(45.5)	$(291.1)	$(71.2)

LOSS PER SHARE - BASIC AND DILUTED
Continuing operations	$(0.33)	$(0.15)	$(0.65)	$(0.24)
Discontinued operations	(0.02)	—	(0.02)	—
	$(0.35)	$(0.15)	$(0.67)	$(0.24)
NET LOSS ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$(151.1)	$(45.6)	$(291.3)	$(71.4)

WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	434.1	300.9	433.8	300.7

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$485.5	$445.4
Short-term investments	255.0	440.0
Accounts receivable, net	332.7	345.4
Other	389.6	381.2
Total current assets	1,462.8	1,612.0
PROPERTY AND EQUIPMENT, NET	12,783.9	12,873.7
OTHER ASSETS	93.9	140.2
	$14,340.6	$14,625.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES	$549.8	$758.5
LONG-TERM DEBT	4,994.9	4,750.7
OTHER LIABILITIES	362.0	386.7
TOTAL EQUITY	8,433.9	8,730.0
	$14,340.6	$14,625.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2018	2017

OPERATING ACTIVITIES
Net loss	$(290.6)	$(68.9)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities of continuing operations:
Depreciation expense	235.9	217.1
Amortization, net	(24.4)	(37.0)
Share-based compensation expense	20.6	20.9
Loss on debt extinguishment	19.0	2.6
Deferred income tax expense	15.9	26.0
Gain on bargain purchase	(8.3)	—
Loss from discontinued operations, net	8.1	0.2
Other	(2.1)	(12.2)
Changes in operating assets and liabilities	7.9	(18.2)
Net cash (used in) provided by operating activities of continuing operations	(18.0)	130.5
INVESTING ACTIVITIES
Maturities of short-term investments	599.0	897.0
Purchases of short-term investments	(414.0)	(1,134.8)
Additions to property and equipment	(331.9)	(332.6)
Other	2.9	1.7
Net cash used in investing activities of continuing operations	(144.0)	(568.7)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,000.0	—
Reduction of long-term borrowings	(771.2)	(537.0)
Debt issuance costs	(17.0)	(5.5)
Cash dividends paid	(9.0)	(6.2)
Other	(2.5)	(3.6)
Net cash provided by (used in) financing activities	200.3	(552.3)
Net cash provided by (used in) discontinued operations	2.5	(.2)
Effect of exchange rate changes on cash and cash equivalents	(.7)	.6
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40.1	(990.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	445.4	1,159.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$485.5	$169.6

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Second Quarter		First Quarter
	2018	2017	2018

Rig Utilization(1)

Floaters	53%	43%	44%
Jackups	66%	64%	61%
Total	61%	56%	54%

Average Day Rates(2)

Floaters	$237,513	$338,675	$262,661
Jackups	78,408	88,583	73,529
Total	$135,343	$155,946	$132,486

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations, adjusted EBITDA and net debt, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Ensco’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Ensco defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, (gain) loss on asset disposals, transaction costs and significant non-recurring items. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Net debt is defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended June 30, 2018 and 2017. Adjusted loss per share for the quarter ended June 30, 2018 excludes a reduction to bargain purchase gain, integration-related transaction costs and discrete tax items. Adjusted loss per share for the quarter ended June 30, 2017 excludes the loss related to the settlement of a previously disclosed legal contingency, transaction costs and other discrete tax items.

DILUTED EARNINGS PER SHARE RECONCILIATION(1):	Three Months Ended June 30, 2018
Loss per share from continuing operations	As Reported	Reduction to Bargain Purchase Gain	Atwood Transaction Costs	Discrete Tax Items	Adjusted

Net loss from continuing operations attributable to Ensco(2)	$(143.0)	$8.3	$6.3	$(2.3)	$(130.7)
Net income allocated to non-vested share awards(3)	(.1)	—	—	—	(.1)
Net loss from continuing operations attributable to Ensco shares	$(143.1)	$8.3	$6.3	$(2.3)	$(130.8)
Loss per share from continuing operations	$(0.33)	$0.02	$0.02	$(0.01)	$(0.30)

DILUTED EARNINGS PER SHARE RECONCILIATION(1):	Three Months Ended June 30, 2017
Loss per share from continuing operations	As Reported	Loss on Settlement(4)	Other Discrete Tax Items	Atwood Transaction Costs	Adjusted

Net loss from continuing operations attributable to Ensco(2)	$(45.9)	$6.3	$5.6	4.2	$(29.8)
Net income allocated to non-vested share awards(3)	(.1)	—	—	—	(.1)
Net loss from continuing operations attributable to Ensco shares	$(46.0)	$6.3	$5.6	$4.2	$(29.9)
Loss per share from continuing operations	$(0.15)	$0.02	$0.02	$0.01	$(0.10)

(1)	No adjustments have been made to loss per share from discontinued operations for the three-month periods ended June 30, 2018 and 2017.

(2)
Net loss from continuing operations attributable to Ensco excludes income attributable to noncontrolling interest of $900,000 and $1.2 million for the three-month periods ended June 30, 2018 and 2017, respectively.

(3)	Represents income allocated to participating securities under the two-class method.

(4)	Loss on settlement includes discrete tax benefit of $3.5 million.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for the quarters ended June 30, 2018 and 2017 is included in the tables below (in millions):

	Three Months Ended June 30,
	2018	2017

Net loss	$(150.1)	$(44.3)
Less:
Income (loss) from discontinued operations, net	(8.0)	.4
Loss from continuing operations	(142.1)	(44.7)
Add:
Income tax expense	24.7	19.3
Interest expense	75.7	60.3
Other (income) expense	9.1	(7.1)
Operating income (loss)	(32.6)	27.8
Add:
Depreciation expense	120.7	107.9
Amortization, net (1)	(7.6)	(17.9)
Gain on asset disposals	(1.6)	(.3)
Transaction costs	6.3	4.2
Settlement of legal contingency	—	9.8
Adjusted EBITDA	$85.2	$131.5

(1)
Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.